As filed with the Securities and Exchange Commission on January 25, 2007 (Registration No. 333-             )

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EV Energy Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	20-4745690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

   1001 Fannin Street, Suite 800, Houston, Texas, 77002
(Address of Principal Executive Offices)

EV Energy Partners, L.P.
Long-Term Incentive Plan
(Full title of the plan)

Michael E. Mercer
1001 Fannin Street, Suite 800
Houston, Texas 77002
(Name and address of agent for service)

(713) 651-1144
(Telephone number, including area code, of agent for service)

Copies to:
Guy Young
Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Fax: (713) 236-5699

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Units of The Partnership	775,000	$23.45	$18,173,750	$1,944

(1)
Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of common units that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding common units.

(2)	Represents common units reserved for issuance under the EV Energy Partners, L.P. Long-Term Incentive Plan.

(3)
The registration fee for such shares was calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common units as reported on the NASDAQ Global Select Market on January 19, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the EV Energy Partners, L.P. Long-Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

EV Energy Partners L.P. (the “Partnership”) incorporates by reference in this registration statement the following documents and information previously filed with the Commission:

(1)	The prospectus as filed by the Partnership with the Commission (File No. 333-134139) pursuant to Rule 424(b)(4) of the Securities Act on September 27, 2006;

(2)	The periodic report on Form 10-Q as filed by the Partnership with the Commission (File No. 001-33024) on November 14, 2006;

(3)	The current reports on Form 8-K as filed by the Partnership with the Commission (File No. 001-33024) on October 5, 2006, November 17, 2006, December 19, 2006 and January 16, 2007; and

(4)
The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A (File No. 001-33024) as filed by the Partnership with the Commission on September 15, 2006, and Form 8-A/A (File No. 001-33024) as filed by the Partnership with the Commission on September 20, 2006, and any amendment or report filed for the purpose of updating that description.

In addition, all documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Section 7.7(a) of the First Amended and Restated Agreement of Limited Partnership (the “Agreement”) of the Partnership provides that to the fullest extent permitted by law but subject to the limitations expressly provided in the Agreement, (a) EV Energy GP, L.P., and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (the “General Partner”), (b) any former General Partner from and after the effective date of any withdrawal or removal of such former General Partner (the “Departing General Partner”), (c) any person who is or was an affiliate of the General Partner or any Departing General Partner, (d) the EnCap Energy Capital Fund V, L.P., and EnCap V-B Acquisitions, L.P., (the “EnCap Partnerships”) and any person who is or was an affiliate of the EnCap Partnerships (e) any person who is or was a member, partner, director, officer, fiduciary or trustee of any member of the Partnership and its subsidiaries treated as a single consolidated entity (the “Group Member”), the General Partner or any Departing General Partner or any affiliate of any Group Member, the General Partner or any Departing General Partner, (f) any person who is or was serving at the request of the General Partner or any Departing General Partner or any affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another person; provided that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any person the General Partner designates as an “Indemnitee” for purposes of the Agreement (collectively the “Indemnitees”), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7 of the Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification shall be available to the General Partner or its affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Operating Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to Section 7.7 of the Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

Section 7.7(b) of the Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Agreement.

Section 7.8(a) of the Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, or any other persons who have acquired interests in any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

In addition, Section 7.7(d) of the Agreement provides that the Partnership may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Partnership’s activities or such person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of the Agreement.

Reference is made to Item 9 for the Partnership’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1*
First Amended and Restated Agreement of Limited Partnership of EV Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.2*
First Amended and Restated Agreement of Limited Partnership of EV Energy GP, L.P. (incorporated by reference to Exhibit 3.2 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.3*
Amended and Restated Limited Liability Company Agreement of EV Management, LLC (incorporated by reference to Exhibit 3. of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.4*	Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

10.1	Form of Grant of Phantom Units.

5.1	Opinion of Haynes and Boone, LLP as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1).

23.3	Consent of Cawley, Gillespie & Associates, Inc.

24.1	Power of Attorney (contained on the signature page).

* Incorporated by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 25, 2007.

EV ENERGY PARTNERS, L.P.

By: EV Energy GP, L.P., its general partner

By: EV Management, LLC, its general partner

By:	/s/ John B. Walker
John B. Walker Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark A. Houser, Michael E. Mercer and Kathy S. MacAskie, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title with EV Management, LLC	Date

/s/ John B. Walker	Director, Chief Executive Officer	January 25, 2007
John B. Walker	(principal executive officer)

/s/ Mark A. Houser	Director, President and Chief Operating Officer	January 25, 2007
Mark A. Houser	(principal operating officer)

/s/ Michael E. Mercer	Senior Vice President and Chief Financial Officer	January 25, 2007
Michael E. Mercer	(principal financial officer)

/s/ Frederick Dwyer	Controller	January 25, 2007
Frederick Dwyer	(principal accounting officer)

/s/ George Lindahl III	Director	January 25, 2007
George Lindahl III

/s/ Victor Burk	Director	January 25, 2007
Victor Burk

/s/ James R. Larson	Director	January 25, 2007
James R. Larson

/s/ Gary R. Petersen	Director	January 25, 2007
Gary R. Petersen

Exhibit Index

Exhibit Number	Description

4.1*
First Amended and Restated Agreement of Limited Partnership of EV Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.2*
First Amended and Restated Agreement of Limited Partnership of EV Energy GP, L.P. (incorporated by reference to Exhibit 3.2 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.3*
Amended and Restated Limited Liability Company Agreement of EV Management, LLC (incorporated by reference to Exhibit 3. of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.4*	Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

10.1	Form of Grant of Phantom Units.

5.1	Opinion of Haynes and Boone, LLP as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1).

23.3	Consent of Cawley, Gillespie & Associates, Inc.

24.1	Power of Attorney (contained on the signature page).

* Incorporated by reference.